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                                                                    EXHIBIT 11.1


                    Computation of Earnings per Common Share



                                     Three Months Ended             Nine Months Ended
                                        September 30,                 September 30,
                                      2000           1999           2000           1999
                                   ----------     ----------     ----------     ----------
Basic Earnings
  Net Income to Common Shares      $4,640,048     $1,409,032     $9,054,198     $1,530,984

Basic Shares
  Weighted Average Outstanding      4,309,189      4,290,079      4,329,615      4,255,737


Basic Earnings per Share           $     1.08     $     0.33     $     2.09     $     0.36
                                   ==========     ==========     ==========     ==========

Net Income for Diluted Shares       4,113,848      1,409,032      9,275,598      1,530,984
Diluted Shares
  Weighted Average Outstanding      4,901,457      4,290,079      4,783,456      4,255,737


Diluted Earnings per Share         $     0.96     $     0.33     $     1.94     $     0.36
                                   ==========     ==========     ==========     ==========